Contact: Michael McDonald
Senior Vice President and Chief Financial Officer
Telephone: +1 703 478 5845
E-mail: mmcdonald@fairchild.com

THE FAIRCHILD CORPORATION ANNOUNCES AGREEMENT TO SELL 51% OF CAPITAL STOCK OF POLO EXPRESS TO KLAUS ESSER

McLean, Virginia (December 23, 2008) – The Fairchild Corporation (NYSE:FA) announced today that on December 18, 2008, Fairchild entered into a Share Purchase and Transfer Agreement between its wholly-owned subsidiary, Fairchild Holding Corp. (“FHC”), and its wholly-owned subsidiary, Polo Holding GmbH (“Polo Holding”), on the one hand, and Mr. Klaus Esser (“Mr. Esser”) and Polo Expressversand Gesellschaft fur Motorradbekleidung und Sportswear mbH (“Polo”), on the other hand, with respect to the purchase by Mr. Esser from Polo Holding of fifty-one percent (51%) of the capital stock of  Polo.   The transaction is scheduled to close in January, 2009.  Pursuant to the agreement, Mr. Esser is to purchase the interest in Polo for a consideration of EUR 5,000,000 ($7.0 million as of December 22, 2008), plus the repayment by Polo of  EUR 10,000,000 ($14.0 million as of December 22, 2008), out of EUR 19,771,539 ($27.6 million as of December 22, 2008), of inter-company debt.  The agreement is contingent on Polo receiving bank financing and other customary conditions.  The agreement also contains a lock-up provision, pursuant to which the shareholders may not sell their shares for four years, and then for six years may sell only subject to right of first offer, tag-along and drag-along provisions.

About The Fairchild Corporation
The business of Fairchild consists of three segments: PoloExpress, Hein Gericke and Aerospace. Fairchild’s PoloExpress and Hein Gericke businesses design and sell motorcycle protective apparel, helmets and a large selection of technical accessories for motorcyclists. Together, Hein Gericke and PoloExpress operate 234 retail shops in Germany, the United Kingdom, Austria, Belgium, France, Italy, Luxembourg, the Netherlands, Switzerland and Turkey. Fairchild’s aerospace segment is engaged in the aerospace distribution business which stocks and distributes a wide variety of parts to operators and aerospace companies providing aircraft parts and services to customers worldwide. Additional information is available on The Fairchild Corporation web site (www.fairchild.com).

This news release may contain forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21 E of the Securities Exchange Act of 1934, as amended. The Company’s actual results could differ materially from those set forth in the forward-looking statements, as a result of the risks associated with the Company’s business, changes in general economic conditions and changes in the assumptions used in making such forward-looking statements.